EXHIBIT 99.1

FORTEGRA FINANCIAL CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER OF 2013

Jacksonville, FL - August 12, 2013 - Fortegra Financial Corporation (NYSE: FRF), a diversified insurance services company offering a wide array of revenue enhancement products, including service contracts, device and warranty services, and distribution and administration services, reported its results for the second quarter and six months ended June 30, 2013.

•	Diluted earnings per share increased 15.8% to $0.22 for the quarter compared to $0.19 for the same prior year period.

•	Total revenues increased 40.9% to $100.1 million for the second quarter of 2013 from $71.1 million for the second quarter of 2012.

•	Net Revenues increased 26.5% to $36.8 million from $29.1 million in the prior-year period.

•	Direct and assumed written premiums for the second quarter of 2013 increased 7.8% to $100.0 million.

•
The Board of Directors authorized a $5.0 million increase to the existing $10.0 million share repurchase plan, which increases the remaining share repurchase capacity to $7.2 million. The Company repurchased 200,000 shares of its common stock in the second quarter.

"We are pleased to report that our second quarter of 2013 continues to build on our successful first quarter. Our 2012 acquisitions continue to produce top-line revenues and earnings growth, and our underlying business continues to generate favorable returns despite a challenging market environment," said Richard S. Kahlbaugh, Chairman, President and Chief Executive Officer of Fortegra. "The revenue gains from ProtectCELL and 4Warranty contributed a combined $7.3 million to our net revenues for the second quarter of 2013. Additionally, we continue to see consistency in our other business units with Life of the South increasing net revenues by 6.0% and growing direct and assumed premiums to $100.0 million, a new record for second quarter premiums. Brokerage revenues increased 5.1% over the same period last year. We expect the market uncertainty to remain, so it's essential that we continue to make strategic investments to support revenue growth and remain vigilant on cost containment."

Second Quarter Results
Total revenues increased 40.9% to $100.1 million for the second quarter of 2013, compared to $71.1 million for the second quarter of 2012, and include $1.3 million of net realized investment gains and a $0.4 million gain on the sale of Magna Insurance Company. Net revenues, which are comprised of total revenues less net losses and loss adjustment, member benefit claims and commissions expenses, increased 26.5% to $36.8 million for the second quarter of 2013, compared to $29.1 million for the prior-year period. Both total revenues and net revenues were favorably impacted by the acquisitions of ProtectCELL and 4Warranty. Operating expenses for the second quarter of 2013 increased 29.9% to $25.1 million compared to $19.3 million in the prior-year period. Excluding operating expenses associated with ProtectCELL and 4Warranty and costs to support the Direct-to-Consumer initiative, operating expenses were flat year over year.

Net income for the second quarter of 2013 was $4.4 million, or $0.22 per diluted share, compared to $3.9 million, or $0.19 per diluted share, for the prior-year period. Non-GAAP net income for the second quarter of 2013 was $4.7 million, or $0.23 per diluted share, compared to Non-GAAP net income of $4.1 million, or $0.20 per diluted share, for the prior-year period. Adjusted EBITDA for the second quarter of 2013 was $12.0 million, compared to $10.0 million for the second quarter of 2012. Adjusted EBITDA margin for the second quarter of 2013 was 32.7%, compared to 34.4% for the prior-year period.

Segment Results
Payment Protection
Net revenues for the Payment Protection segment increased 51.4% to $22.6 million for the second quarter of 2013, compared to $14.9 million for the prior-year period. The increase resulted primarily from a $6.8 million increase in net revenue attributable to the 2012 acquisition of ProtectCELL and $0.5 million for 4Warranty. In addition, net revenues included $1.3 million of realized investment gains due to invested assets sold in the second quarter of 2013 and a gain of $0.4 million on the sale of Magna Insurance Company in June 2013. These increases were partially offset by credit and warranty products net revenue decreasing $1.0 million and reduced Motor Club net revenues of $0.4 million. EBITDA for the Payment Protection segment increased to $7.8 million for the second quarter of 2013, compared to $6.2 million for the prior-year period. EBITDA margin for the Payment Protection segment was 34.5% for the second quarter of 2013, compared to 41.5% for the prior-year period. The lower margin primarily resulted from a change in the mix of business with the addition of ProtectCELL and higher operating expenses within our Motor Clubs division.

Business Process Outsourcing (BPO)
Net revenues for the BPO segment decreased 10.0% to $4.0 million for the second quarter of 2013 compared to $4.4 million for the prior-year period. EBITDA for the BPO segment was $1.2 million for the second quarter of 2013, compared to $1.1 million for the prior-year period. EBITDA margin for the BPO segment was 30.0% for the second quarter of 2013, compared to 24.0% for the prior-year period. The higher margin resulted from decreases in operating expenses.

Brokerage
Net revenues for the Brokerage segment increased 5.1% to $10.3 million for the second quarter of 2013 compared to $9.8 million for the prior-year period. Net revenues at eReinsure and Bliss and Glennon increased $0.4 million and $0.2 million, respectively, which were partially offset by a decline in collateral recovery revenues of $0.1 million. EBITDA for the Brokerage segment was $2.8 million for the second quarter of 2013, compared to $2.6 million for the prior-year period. EBITDA margin for the Brokerage segment increased to 26.9% for the second quarter of 2013, compared to 26.2% for the prior-year period.

Balance Sheet
Total investments and cash and cash equivalents increased to $147.9 million at June 30, 2013 compared to $133.3 million at December 31, 2012. Unearned premiums were $233.4 million at June 30, 2013 compared to $235.9 million at December 31, 2012. Total debt outstanding at June 30, 2013 decreased to $122.5 million compared to $124.4 million at December 31, 2012. Stockholder's equity increased to $150.3 million at June 30, 2013 from $145.7 million at December 31, 2012.

Conference Call Information
Fortegra's executive management will host a conference call to discuss its second quarter 2013 results on Tuesday, August 13, 2013 at 8:30 a.m. Eastern Time.  To participate in the live call, dial (877) 407-3982 within the U.S., or (201) 493-6780 for international callers. A live audio webcast will also be available on the Investors page of the company's website: http://www.fortegrafinancial.com. A replay of the call will be available beginning August 13, 2013 at 11:30 a.m. ET and ending on August 20, 2013 at 11:59 p.m. Eastern Time on the Company's website, and by dialing (877) 870-5176 in the U.S. or (858) 384-5517 for international callers. The pass code for the replay is 418651.

Statistical Supplement
In addition, the Company has provided a statistical supplement, which can be accessed through the “Investor Relations” section of Fortegra's website at: http://www.fortegrafinancial.com.

About Fortegra Financial Corporation
Fortegra Financial Corporation is a diversified insurance services company offering a wide array of revenue enhancement products, including service contracts, device and warranty services, and distribution and administration services, to insurance companies, insurance brokers and agents and other financial services companies, primarily in the United States. Fortegra's brands include Life of the South®, 4Warranty, ProtectCELLTM, Continental Car ClubTM, Auto Knight Motor ClubTM, United Motor ClubTM, ConsectaTM, Pacific Benefits GroupTM, Bliss & GlennonTM, eReinsureTM,, South Bay Acceptance Corporation and Universal Equipment Recovery Group.

Use of Non-GAAP Financial Information
We present certain additional financial measures related to our Business Segments that are "Non-GAAP measures" within the meaning of Regulation G under the Securities Act of 1934. We present these Non-GAAP measures to provide investors with additional information to analyze our performance from period to period.  Management also uses these measures to assess performance for our segments and to allocate resources in managing our businesses.  However, investors should not consider these Non-GAAP measures as a substitute for the financial information that we report in accordance with GAAP.  These Non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled Non-GAAP measures presented by other companies.

In this Earnings Release, we present Net Income - Non-GAAP Basis, Non-GAAP Earnings per common share - basic and diluted, EBITDA and Adjusted EBITDA. These financial measures as presented in this Earnings Release are considered Non-GAAP financial measures and are not recognized terms under U.S. GAAP and should not be used as an indicator of, and are not an alternative to, net income or earnings per share as a measure of operating performance. Net Income - Non-GAAP Basis as used in this Earnings Release is net income increased (on a tax-effected basis) by transaction costs associated with acquisitions, stock-based compensation and restructuring expenses. Non-GAAP earnings per common share - basic and diluted share as presented in this Earnings Release adjust for the impact of the Non-GAAP adjustments to net income, net of tax, on a per common share basis, EBITDA as used in this Earnings Release is net income before interest expense, income taxes, net income attributable to non-controlling interests, depreciation and amortization. Adjusted EBITDA as used in this Earnings Release means "Consolidated Adjusted EBITDA" which is defined under our credit facility with Wells Fargo Bank, N.A., and which generally means consolidated net income before net income attributable to non-controlling interests, consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated income tax expense. The other items excluded in this calculation may include if applicable, but are not limited to, specified acquisition costs, impairment of goodwill and other non-cash charges, stock-based compensation expense and unusual or non-recurring charges. The calculation below does not give effect to certain additional adjustments permitted under our credit facility, which if included, would increase the amount of Adjusted EBITDA reflected in this table. We believe presenting Net Income - Non-GAAP Basis, Non-GAAP Earnings per common share - basic and diluted, EBITDA and Adjusted EBITDA provides investors with a supplemental financial measure of our operating performance.
In addition to the financial covenant requirements under our credit facility, management uses Net Income - Non-GAAP Basis, Non-GAAP Earnings per common share - basic and diluted, EBITDA and Adjusted EBITDA as financial measures of operating performance for planning purposes, which may include, but are not limited to, the preparation of budgets and projections, the determination of bonus compensation for executive officers, the analysis of the allocation of resources and the evaluation of the effectiveness of business strategies. Although we use EBITDA and Adjusted EBITDA as financial measures to assess the operating performance of our business, both measures have significant limitations as analytical tools because they exclude certain material expenses. For example, they do not include interest expense and the payment of income taxes, which are both a necessary element of our costs and operations. Since we use property and equipment to generate service revenues, depreciation expense is a necessary element of our costs. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this financial measure. Management believes the inclusion of the adjustments to EBITDA and Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Because EBITDA and Adjusted EBITDA do not account for these expenses, its utility as a financial measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA and Adjusted EBITDA in isolation or as a primary financial performance measure.
We believe Net Income- Non-GAAP Basis, Non-GAAP Earnings per common share - basic and diluted, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of similar companies in similar industries and to measure the company's ability to service its debt and other cash needs. Because the definitions of Net Income- Non-GAAP Basis, Non-GAAP Earnings per common share - basic and diluted,

EBITDA and Adjusted EBITDA (or similar financial measures) may vary among companies and industries, they may not be comparable to other similarly titled financial measures used by other companies.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under Item 1A. - "Risk Factors" in Fortegra's most current Annual Report on Form 10-K and most current Quarterly Report on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Further information concerning Fortegra and its business, including factors that potentially could materially affect Fortegra's financial results, is contained in Fortegra's filings with the SEC, which are available free of charge at the SEC's website at http://www.sec.gov and from Fortegra's website in the "Investor Relations" section under "SEC Filings" at http://www.fortegrafinancial.com.

Contacts:
Stephanie Gannon
904-352-2759
investor.relations@fortegra.com

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenues:
Service and administrative fees	$46,926	$21,786	$85,784	$44,297
Brokerage commissions and fees	9,891	9,364	19,622	18,884
Ceding commission	6,957	7,210	14,120	14,274
Net investment income	752	732	1,661	1,475
Net realized investment gains	1,280	13	1,287	10
Net earned premium	33,681	31,905	66,823	63,877
Other income	259	48	350	120
Gain on sale of subsidiary	402	—	402	—
Total revenues	100,148	71,058	190,049	142,937
Net losses and loss adjustment expenses	10,604	9,576	21,139	20,842
Member benefit claims	11,114	1,098	20,092	2,401
Commissions	41,611	31,282	76,973	63,270
Net Revenues	36,819	29,102	71,845	56,424

Expenses:
Personnel costs	14,594	12,367	30,440	23,759
Other operating expenses	10,481	6,937	20,286	13,676
Depreciation and amortization	1,367	975	2,685	1,713
Amortization of intangibles	1,780	1,166	3,728	2,648
Interest expense	1,544	1,590	2,988	3,242
Total expenses	29,766	23,035	60,127	45,038
Income before income taxes and non-controlling interests	7,053	6,067	11,718	11,386
Income taxes	2,426	2,108	3,780	3,995
Income before non-controlling interests	4,627	3,959	7,938	7,391
Less: net income attributable to non-controlling interests	185	15	1,003	33
Net income	$4,442	$3,944	$6,935	$7,358

Earnings per share:
Basic	$0.23	$0.20	$0.35	$0.37
Diluted	$0.22	$0.19	$0.34	$0.36
Weighted average common shares outstanding:
Basic	19,540,610	19,705,276	19,548,632	19,792,763
Diluted	20,523,090	20,632,233	20,583,951	20,686,812

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	At
	June 30, 2013	December 31, 2012
Assets:
Investments:
Fixed maturity securities available-for-sale, at fair value	$124,368	$110,641
Equity securities available-for-sale, at fair value	6,952	6,220
Short-term investments	971	1,222
Total investments	132,291	118,083
Cash and cash equivalents	15,590	15,209
Restricted cash	29,232	31,142
Accrued investment income	1,280	1,235
Notes receivable, net	4,887	11,290
Accounts and premiums receivable, net	37,115	27,302
Other receivables	32,848	13,393
Reinsurance receivables	200,254	203,988
Deferred acquisition costs	65,679	59,320
Property and equipment, net	17,153	17,946
Goodwill	127,660	127,660
Other intangible assets, net	66,937	70,290
Income taxes receivable	—	2,919
Other assets	8,192	7,667
Total assets	$739,118	$707,444

Liabilities:
Unpaid claims	$31,724	$33,007
Unearned premiums	233,412	235,900
Policyholder account balances	24,840	26,023
Accrued expenses, accounts payable and other liabilities	81,099	58,660
Income taxes payable	218	—
Deferred revenue	67,770	55,043
Note payable	87,500	89,438
Preferred trust securities	35,000	35,000
Deferred income taxes, net	27,269	28,658
Total liabilities	588,832	561,729

Stockholders' Equity:
Preferred stock	—	—
Common stock	209	207
Treasury stock, at cost	(8,008)	(6,651)
Additional paid-in capital	98,517	97,641
Accumulated other comprehensive loss, net of tax	(2,854)	(631)
Retained earnings	56,752	49,817
Stockholders' equity before non-controlling interests	144,616	140,383
Non-controlling interests	5,670	5,332
Total stockholders' equity	150,286	145,715
Total liabilities and stockholders' equity	$739,118	$707,444

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME- Segments (Unaudited)
(All Amounts in Thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Segment Net Revenue
Payment Protection (1)	$22,570	$14,911	$43,207	$28,005
BPO	3,969	4,409	8,183	8,614
Brokerage	10,280	9,782	20,455	19,805
Segment net revenues	36,819	29,102	71,845	56,424

Operating Expenses
Payment Protection	14,778	8,729	29,670	16,642
BPO	2,780	3,351	6,336	6,484
Brokerage	7,517	7,224	14,720	14,309
Total operating expenses	25,075	19,304	50,726	37,435

EBITDA
Payment Protection	7,792	6,182	13,537	11,363
BPO	1,189	1,058	1,847	2,130
Brokerage	2,763	2,558	5,735	5,496
Total EBITDA	11,744	9,798	21,119	18,989

Depreciation and amortization
Payment Protection	1,634	865	3,409	1,714
BPO	833	498	1,667	1,001
Brokerage	680	778	1,337	1,646
Total depreciation and amortization	3,147	2,141	6,413	4,361

Interest Expense
Payment Protection	1,065	971	2,022	1,983
BPO	175	259	352	526
Brokerage	304	360	614	733
Total interest expense	1,544	1,590	2,988	3,242

Income (loss) before income taxes and non-controlling interests
Payment Protection	5,093	4,346	8,106	7,666
BPO	181	301	(172)	603
Brokerage	1,779	1,420	3,784	3,117
Total income before income taxes and non-controlling interests	7,053	6,067	11,718	11,386
Income taxes	2,426	2,108	3,780	3,995
Less: net income attributable to non-controlling interests	185	15	1,003	33
Net income	$4,442	$3,944	$6,935	$7,358

(1)- Includes the $402 gain on sale of subsidiary for the three and six months ended June 30, 2013.

FORTEGRA FINANCIAL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION -
EBITDA AND ADJUSTED EBITDA (Unaudited)
(All Amounts in Thousands, except for percentages)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net income	$4,442	$3,944	$6,935	$7,358
Depreciation and amortization	1,367	975	2,685	1,713
Amortization of intangibles	1,780	1,166	3,728	2,648
Interest expense	1,544	1,590	2,988	3,242
Income taxes	2,426	2,108	3,780	3,995
Net income attributable to non-controlling interests	185	15	1,003	33
EBITDA	11,744	9,798	21,119	18,989
Transaction costs (a)	55	37	141	134
Stock-based compensation expense	328	190	632	369
Restructuring expenses	80	—	1,234	—
Gain on sale of subsidiary	(402)	—	(402)	—
Legal	243	—	243	—
Adjusted EBITDA	$12,048	$10,025	$22,967	$19,492

EBITDA Margin	31.9%	33.7%	29.4%	33.7%
Adjusted EBITDA Margin	32.7%	34.4%	32.0%	34.5%

(a) Represents transaction costs associated with acquisitions.

FORTEGRA FINANCIAL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION -
NET INCOME (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net income	$4,442	$3,944	$6,935	$7,358
Non-GAAP Adjustments, net of tax
Transaction costs associated with acquisitions (1)	55	37	141	134
Stock-based compensation	213	124	410	239
Restructuring expenses	52	—	799	—
Gain on sale of subsidiary	(261)	—	(261)	—
Legal	158	—	158	—
Total Non-GAAP adjustments, net of tax	217	161	1,247	373
Net income - Non-GAAP basis	$4,659	$4,105	$8,182	$7,731

GAAP Earnings per share - basic	$0.23	$0.20	$0.35	$0.37
Non-GAAP adjustments, net of tax	0.01	0.01	0.06	0.02
Non-GAAP Earnings per common share - basic	$0.24	$0.21	$0.41	$0.39

GAAP Earnings per share - diluted	$0.22	$0.19	$0.34	$0.36
Non-GAAP adjustments, net of tax	0.01	0.01	0.06	0.02
Non-GAAP Earnings per common share - diluted	$0.23	$0.20	$0.40	$0.38

Weighted average common shares outstanding:
Basic	19,540,610	19,705,276	19,548,632	19,792,763
Diluted	20,523,090	20,632,233	20,583,951	20,686,812

(1) Adjustments not tax effected.